Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	December 15, 2014
CONTACT:	Gerard P. Cuddy
President and Chief Executive Officer
PHONE:	(215) 864-6000

BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES RESULTS OF OFFERING AND SHAREHOLDER APPROVAL OF CONVERSION

Philadelphia, Pennsylvania, December 15, 2014 — Beneficial Mutual Bancorp, Inc., a federal corporation (the “Company”) (NasdaqGS: BNCL), today announced that Beneficial Bancorp, Inc. (“Beneficial Bancorp”), the proposed new holding company for Beneficial Bank (the “Bank”), will sell a total of 50,383,817 shares of common stock at $10.00 per share, including 2,015,352 shares to be purchased by the Bank’s employee savings and stock ownership plan. The shares are being sold in connection with the Bank’s conversion from the mutual holding company to the stock holding company form of organization. As part of the conversion, each existing share of Company common stock will be converted into the right to receive 1.0999 shares of Beneficial Bancorp common stock. The exchange ratio is intended to ensure that, immediately after the conversion and offering, the public shareholders of the Company will have approximately the same ownership interest in Beneficial Bancorp as they owned in the Company immediately prior to the conversion. Cash will be paid in lieu of fractional shares based on the offering price of $10.00.

The Company also announced that the shareholders of the Company approved the Plan of Conversion and Reorganization at a special meeting held on December 15, 2014. At the special meeting, shareholders of the Company also approved the contribution of $1.0 million in cash to The Beneficial Foundation in connection with the conversion.

The completion of the conversion and offering is subject to customary closing conditions as well as the receipt of final regulatory approvals and the approval of the plan by the Bank’s depositors at a special meeting to be held on January 9, 2015.

About Beneficial Mutual Bancorp

Beneficial Mutual Bancorp is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. Beneficial Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 58 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through Beneficial Insurance Services, LLC and wealth management services are offered through Beneficial Advisors, LLC, both wholly owned subsidiaries of Beneficial Bank. For more information about Beneficial Bank and the Company, please visit www.thebeneficial.com.

Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and the offering, a failure to receive one or more of the necessary approvals referenced above, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company is engaged.